SUBSCRIPTION AGREEMENT




                                                               August 15, 2001


AGREEMENT, Made by and between the NorthQuest Capital Fund, Inc., a New Jersey corporation (hereinafter called "Fund") and Mr. Bernard B. Klawans, an independent investor.


WITNESSETH: WHEREAS, Fund engages in the business of investing and reinvesting its assets and property in various stocks and securities and Mr. Bernard B. Klawans is an individual who invests as an independent investor.


Mr. Bernard B. Klawans has agreed to invest $100,000 in cash in the Fund as an investment before Initial Audit is performed. The agreement shall become effec-tive upon receipt of request from the Securities and Exchange Commission to sup-ply a full set of seed capital audited financial statements.


IN WITNESS WHEREOF, the parties have duly attested and their presence to be signed by the Fund's authorized officer and Mr. Bernard B. Klawans.




The NorthQuest Capital Fund, Inc.              By______________________________
                                                   Peter J. Lencki, President
Attest: ____________________________



Mr. Bernard B. Klawans                         By______________________________
                                                       Bernard B. Klawans

Attest: ____________________________